EXHIBIT 99.1

[MISSION RESOURCES LOGO]

Mission Resources Corporation

1331 Lamar, Suite 1455

Houston, Texas 77010-3039

NEWS RELEASE

Contact:	Ann Kaesermann

Vice President—Accounting & Investor Relations, CAO

investors@mrcorp.com

(713) 495-3100

Nasdaq to Continue Listing of Mission Resources Stock

HOUSTON—June 25, 2003 (BUSINESS WIRE)—Mission Resources Corporation (Nasdaq: MSSN) announced today that a Nasdaq Listing Qualifications Panel (the “Panel”) has determined to continue to list the Company’s common stock on The Nasdaq National Market and the hearing file on the matter has been closed. The Panel reviewed the entire record of information in making their decision. As of June 24, 2003, the Company evidenced a closing bid price of at least $1.00 per share for 10 consecutive trading days.

This brings to a close the events that began on January 28, 2003, when Mission received a Nasdaq Staff Determination indicating that the Company had failed to comply with Nasdaq’s minimum bid price requirement of $1.00 per share. As previously disclosed, Mission attended an oral hearing before the Panel on June 5, 2003 in which Mr. Robert L. Cavnar, chairman, president and chief executive officer, and Mr. Richard W. Piacenti, executive vice president and chief financial officer, detailed Mission’s business plan for achieving and sustaining compliance with the Nasdaq MarketPlace Rules.

“We are delighted for our shareholders that this favorable decision has been made,” said Mr. Cavnar. “Our focus now is on our 2003 drilling program. As promised, we will be giving updates on the drilling progress as results become available. We also continue to work on further de-levering the balance sheet.”

Mission Resources Corporation is a Houston-based independent exploration and production company that drills for, acquires, develops, and produces natural gas and crude oil in the Permian Basin of West Texas, along the Texas and Louisiana Gulf Coast and in the Gulf of Mexico.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. The Company undertakes no duty to update or revise these forward-looking statements.